SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: March 4, 2004

(Date of earliest event reported)

TIVO INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File: 000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

On March 4, 2004 we announced financial results for our fourth quarter and year ended January 31, 2004.

We added 330,000 subscriptions in the fourth quarter, nearly triple the number of subscriptions added in the same quarter of last year. Of the 330,000 net new subscriptions added in the fourth quarter, approximately 200,000 resulted from our relationship with DIRECTV, demonstrating 33% sequential growth, and five times the number of new DIRECTV subscriptions added in the fourth quarter of last year. The remaining 130,000 net new subscription additions represented more than double the growth in TiVo Service subscriptions experienced in the previous quarter. Our total subscription base more than doubled during the fiscal year to over 1.3 million.

Net revenue for the fourth quarter increased 85% to $42.6 million, compared with $23.0 million for the three months ended January 31, 2003. Net loss for the quarter was ($12.4) million, or ($0.18) per share, an improvement from a net loss of ($32.5) million, or ($0.56) per share, for the three months ended January 31, 2003. Net cash provided by operating activities during the quarter was a positive $13.4 million, compared with $2.4 million in the fourth quarter of last year. For the year ended January 31, 2004 net revenue was $141.1 million and net loss was ($32.0) million or ($0.48) per share. We ended our fourth quarter and fiscal year with $143.2 million in cash, compared to $44.2 million a year ago.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
Service revenues	$19,083	$11,350	$61,560	$39,261
Technology revenues	2,126	2,365	15,797	20,909

Service and Technology revenues	21,209	13,715	77,357	60,170
Hardware sales	25,537	14,511	72,882	45,620
Rebates, revenue share & other payments to channel	(4,114)	(5,212)	(9,159)	(9,780)

Net revenues	42,632	23,014	141,080	96,010
Cost of service revenues	5,252	4,719	17,705	17,119
Cost of technology revenues	2,496	2,110	13,609	8,033
Cost of hardware sales	26,687	14,048	74,836	44,647

Gross profit	8,197	2,137	34,930	26,211

Research and development	5,474	6,319	22,167	20,714
Sales and marketing	4,742	3,965	18,947	48,117
General and administrative	4,508	3,365	16,296	14,465

Operating loss	(6,527)	(11,512)	(22,480)	(57,085)

Interest and other income (expense), net	(207)	(556)	(950)	1,124
Preferred stock dividend and accretion			—	(1,665)
Amortization and accretion related to conversion of notes payable	(5,330)	(20,298)	(8,139)	(24,210)
Provision for taxes	(297)	(164)	(449)	(425)

Net loss attributable to common stockholders	$(12,361)	$(32,530)	$(32,018)	$(82,261)

Net loss per share - basic and diluted	$(0.18)	$(0.56)	$(0.48)	$(1.61)

Shares used in per share computation	69,055	58,496	66,784	51,219

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 31, 2004	January 31, 2003
ASSETS
Cash, cash equivalents and short-term investments	$143,235	$44,201
Accounts receivable, net	12,131	7,110
Inventories	8,566	7,273
Prepaid expenses and other	9,063	11,593
Property and equipment, net	10,896	12,143

Total assets	$183,891	$82,320

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and other current liabilities	$31,967	$36,382
Deferred revenue	80,287	62,450
Convertible notes payable, long term (Face Value $10,450 & $20,450)	6,005	8,185
Total stockholders’ equity (deficit)	65,632	(24,697)

Liabilities & stockholders’ equity (deficit)	$183,891	$82,320

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended		Twelve months ended
	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(12,361)	$(32,530)	$(32,018)	$(80,596)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	6,673	23,426	15,431	51,209
Changes in operating assets and liabilities:
Working capital	5,585	(41)	(8,036)	(18,261)
Long-term prepaid assets and liabilities	(1,042)	419	(482)	(207)
Deferred revenue	14,566	11,174	17,837	14,685

Net cash provided by (used in) operating activities	13,421	2,448	(7,268)	(33,170)

Net cash used in investing activities	(645)	(365)	(2,391)	(1,359)

Net cash provided by financing activities	68,652	1,525	108,693	26,403

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	61,807	40,593	44,201	52,327
Balance at end of period	143,235	44,201	143,235	44,201

Net increase (decrease) in cash	$81,428	$3,608	$99,034	$(8,126)

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended		Twelve Months Ended
(Subscriptions in thousands)	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
TiVo Service	130	75	260	150
DIRECTV	200	40	448	95

Total Subscriptions Net Additions	330	115	708	245

TiVo Service	656	396	656	396
DIRECTV	676	228	676	228

Total Cumulative Subscriptions	1,332	624	1,332	624

% of TiVo Service Subscriptions paying recurring fees	40%	34%	40%	34%

Included in the 1,332,000 subscriptions are 14,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenues.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, our business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2003, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2003, July 31, 2003 and October 31, 2003, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: March 4, 2004	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)